Exhibit 99.2

Reliant Energy Announces Resignation of Robert W. Harvey as Executive Vice President

For immediate release:  February 21, 2005

Houston - Reliant Energy, Inc. (NYSE: RRI) today announced that Executive Vice President, Power Generation and Supply, Bob Harvey has resigned from the company. Harvey, who joined the company in 1999, was responsible for the company’s wholesale commercial activities and plant operations. His duties are being assumed by other members of the Reliant management team.

“Bob has played a key role in helping lead the company’s retail and wholesale operations, and I appreciate his many contributions to the company,” said Joel V. Staff, chairman and chief executive officer, Reliant Energy.

Reliant Energy, based in Houston, Texas, provides electricity and energy services to retail and wholesale customers in the U.S. The company provides energy products and services to approximately 1.9 million electricity customers, ranging from residences and small businesses to large commercial, industrial, governmental and institutional customers, primarily in Texas. Reliant also serves commercial and industrial clients in the PJM (Pennsylvania, New Jersey, Maryland) Interconnection.

The company is one of the largest independent power producers in the nation with approximately 19,000 megawatts of power generation capacity in operation or under contract across the U.S. These strategically located generating assets utilize natural gas, wind, fuel oil and coal. For more information, visit our Website at www.reliant.com/corporate.

For more information:
Pat Hammond, media,  (713) 497-7723
Stephanie Slavin, investors, (713) 497-6983